Exhibit 99.1

Annual Meeting of Shareholders

Chicago, Illinois

May 7, 2008

Host:

Richard C. Vie, Chairman

Meeting Secretary:

Scott Renwick, General Counsel and Secretary

Mr. Vie:

We will now commence the informal session. Don Southwell, Unitrin’s President and Chief Executive Officer, will review the company’s operations with you.

Mr. Donald G. Southwell (President and Chief Executive Officer):

Slide 2 (CEO’s Remarks)

Thank you Dick. And good morning everyone. I am pleased to report on the progress of your company over the past year. As it turned out, we were unable to surpass our record year of profitability that we had experienced in 2006. Last year we did well, but not as well as we had hoped. Our 2007 net income of $218 million was adversely impacted by several factors. First, our automobile finance operation was hit with higher than expected loan loss reserve problems. The second major factor was expected however, and that pertained to the decision to increase our marketing efforts at our Unitrin Direct unit. This strategy has the long-term benefit of revenue growth, but unfortunately has a short-term adverse impact on the bottom line. I will cover these and other issues in more depth this morning along with some other areas that I think you will find interesting.

Slide 3 (Statements)

But first a message from our sponsor, the legal department. These are the obligatory statements that can be found along with this presentation and a discussion of the non-GAAP financial measures, in an 8-K report we filed with the SEC this morning. This presentation is also posted under “Archived Events” in the Investors portion of our website at Unitrin.com.

Slide 4 (Agenda)

This is the agenda that we will cover with you this morning. I am going to start with a brief description of the businesses that comprise Unitrin. Next I will get into a little more detail concerning our recent financial performance. We have a number of initiatives under way that we believe will allow us to compete effectively and I will be covering some of these with you. As I mentioned, our automobile finance business, which is run through Fireside Bank, has experienced some higher than expected loan losses, and I will cover some of the actions that are taking place to return that business to profitability. And following me will be Eric Draut, our CFO, who will cover the results of our investment and capital management strategies.

Slide 5 (Unitrin Today)

Unitrin is a Chicago-based company with subsidiaries in the property/casualty insurance, life/health insurance and the automobile finance businesses. Last year we had slightly more than $2.9 billion of total revenues excluding our Unitrin Business Insurance operation which is considered to be a discontinued operation. These revenues emanate from over six million policyholders and automobile finance customers. We also have over 7,000 employees and based upon 2006 industry data we were the 27th largest personal lines insurer out of 485 total insurance groups that write personal lines coverages in this country. We also have one of the largest home service insurance operations in the U.S.

Slide 6 (Logos)

Unitrin is comprised of six distinct businesses with logos depicted on this slide. Each of these companies has its own management, marketing and support functions and is accountable to a fairly rigorous corporate oversight culture. We do centralize certain functions, where it makes sense, such as our data center, which is located in Oakbrook, as well as corporate functions including internal audit, treasury, cash management, and external financial reporting. In this way we believe that we have incentivized operating company management to run their businesses by empowering them with the primary functions to get the job done, while at the same time reducing costs through the sharing of certain administrative services.

Slide 7 (Our Businesses Complement Each Other)

We have always believed that a key strength of Unitrin has been the diversification of our businesses into these three areas – property and casualty insurance, life and health insurance and automobile financing. To a large extent these represent cyclically diverse and uncorrelated risks. This has never been more true than last year when the subprime lending problems impacted our automobile finance operation. While that operation turned in a loss, our insurance operations provided a solid base of earnings to have a reasonably good year. Another example of the merits of diversification is that the short-tail economic variability or cycles associated with the property casualty insurance business can be tempered by the more stable, long-tail aspects of our life insurance business.

Slide 8 (Our Property and Casualty Operations)

With the exception of approximately $100 million of non-standard commercial auto premiums in our Unitrin Specialty operation, our property and casualty operations consist of personal lines which are primarily auto and homeowners insurance. Our Kemper unit, which is headed up by Jim Schulte, markets preferred and standard risk personal lines insurance through independent agents in 40 states. This company, which is headquartered in Jacksonville, Florida, earned $926 million of premium in 2007 at a 95.3 combined ratio. The Kemper brand as well as much of this business came to us through a 2002 acquisition and we have opted to retain the Kemper brand due to its excellent agent recognition.

Unitrin Specialty is headquartered in Dallas and markets non-standard auto insurance in 24 states to individuals and businesses that have had difficulty obtaining standard or preferred risk insurance. Unitrin Specialty, which markets its products through independent agents and brokers, is managed by John Mullen. In 2007 it earned $449 million of premium at a solid 96.5 combined ratio.

Unitrin Direct markets auto insurance through direct mail, web insurance portals, “click-thrus”, its own website, radio and television advertising. Its recent acquisition, Merastar Insurance Company, specializes in the sale of auto and homeowners insurance through employer-sponsored voluntary benefit programs. Unitrin Direct is headquartered here in Chicago and is directed by Scott Carter. Last year it earned $258 million at a fairly high 119.6 combined ratio. This high ratio was primarily due to ramping up marketing expenditures and a higher than acceptable loss ratio, both of which will be covered later.

Slide 9 (Our Life and Health Operations)

Our Life and Health Insurance segment is comprised of two businesses, which combined for just north of $650 million of earned premium income last year. 59% of its premiums come from life insurance, 24% from limited-benefit accident and health insurance and 17% from property insurance.

The largest of the two businesses is the Unitrin Career Agency Companies, headed up by Don Royster. Its home office is based in St. Louis and it specializes in the sale of small face life insurance, limited benefit accident and health insurance and fire insurance all sold to consumers of limited means. It has a sales force comprised of 2,100 career agents located in 25 states.

Reserve National is Oklahoma City based and specializes in the sale of limited benefit accident and health insurance products including Medicare Supplement in 31 states. This company is run by Orin Crossley and markets its products through 230 independent agents.

These highly profitable companies combined to report a record $103 million of net income last year on $846 million of total revenues which includes net investment income.

Slide 10 (Our Automobile Finance Business)

Fireside Bank specializes in the financing of used automobiles through the purchase of retail installment contracts from automobile dealers. This company conducts its operations in 15 Western states and is managed by Jim Landy at its Pleasanton, California home office. This business is typified by borrowers that have marginal credit histories resulting in higher charge-off experience. Fireside has over 150,000 contracts and loans outstanding which represent over $1.2 billion of auto loan receivables. The funding of these loan receivables is primarily though FDIC insured deposits.

Slide 11 (2007 Financial Highlights)

2007 was a challenging year for us. The property casualty insurance market is softening and rates are not going up much and in some cases, they are actually declining. We increased the marketing spending at Unitrin Direct, much of which goes to the bottom line, after-tax, and we needed to increase the loan loss reserves at Fireside Bank. With that said however, we did produce a net income of $218 million on revenue growth of 2.2%. Net income per share was $3.32 and we paid out a $1.82 dividend to our shareholders. Our return on beginning equity dropped to 9.5% and our book value per share increased nearly 5% to $35.76.

Slide 12 (Operating Earnings per Share)

Operating earnings per share is a non-GAAP financial measure that excludes net realized investment gains, equity in net income of our Investee and discontinued operations, and therefore is a good measure of the financial results of our underlying businesses. As you can see, we were on a nice track through 2006 and then dropped in 2007. With that said however, we still managed to produce a 14.7% compound annual growth rate from 2003 through the $2.25 operating earnings per share your company earned in 2007.

Slide 13 (Financial Highlights – 1st Quarter)

For the first quarter of 2008 our total revenues of $702 million were down 3.5% from last year primarily due to a $23 million decline in net investment income and $16 million of lower realized gains. Earned premiums were up for the quarter a total of $13 million or 2%. Our premium growth was favorably impacted by the Merastar acquisition.

The drop in net income and net income per share was primarily due to the reduced net investment income and realized gains and also losses at Fireside and higher storm losses. In addition, our discontinued operations, UBI, experienced a $10 million swing from net income of $5 million last year to a $4.7 million loss this quarter.

Although we are never satisfied with a down quarter, we believe that we held up quite well considering the turbulent business environment we find ourselves in as well as an unusually severe weather quarter.

Slide 14 (Profitability and Growth Initiatives)

We have a number of initiatives underway to improve both our top and bottom lines. During the past year we have made several strategic “bolt-on” acquisitions and reached an agreement to sell Unitrin Business Insurance, our commercial insurance operation. We also continue to focus on various catastrophe loss exposure reduction strategies. The growth of Unitrin Direct, a 2001 start-up, has been costly but we are encouraged by recent growth in policies in force counts. And in order to be able to offer competitive prices we continually need to focus on reducing expense ratios. I will cover each of these topics in the following slides.

Slide 15 (Strategic Acquisitions Add Scale)

We have made two strategic acquisitions in the past year. In June of last year we acquired Merastar Insurance, which is a Chattanooga based insurer that wrote approximately $50 million of personal automobile and homeowners insurance in 2007, primarily through employer-sponsored voluntary benefit programs. This acquisition, which was added to our Unitrin Direct segment, gives us not only a new distribution channel but a well-run call center and a claim center located in Chattanooga. It also adds a widely-licensed homeowners product to the Unitrin Direct operation. Great progress has been made to date in merging these two operations. Tim Bruns, president of Merastar now heads up operations, sales and service, and underwriting for the entire Unitrin Direct operation.

The second acquisition was the purchase of a career agency operation just last month. Decatur, Alabama based Mutual Savings Life Insurance and its fire insurance subsidiary are in the same business as our career agency operation and fill a void in our Alabama insurance market. These operations had just over $52 million of premium revenues last year and over $400 million of invested assets.

Slide 16 (Divestiture of Unitrin Business Insurance)

Last year, we made the tough decision to divest our Unitrin Business Insurance operation. This company sells small commercial property and casualty insurance and it is run by very competent people and has turned in acceptable loss ratios in recent years. However, because it lacked critical mass, it had high expense ratios and would only be viable with added scale. After much searching, we were unable to find an acquisition that was affordable, obtainable and desirable. And the option of growing to scale through organic growth is tough, especially in a soft market. Therefore we made the decision to divest this operation. After conducting a process last year, AmTrust was selected as the Buyer in a transaction which is expected to close in the second quarter. The agreement with AmTrust calls for Unitrin to retain the prior claim liabilities which we believe is a good thing for Unitrin. Divesting Unitrin Business Insurance also frees up capital which can be utilized to support organic growth or future strategic acquisitions. Although we are sad to part with some good friends and business associates, we believe that this is the best alternative for Unitrin and is also the best alternative for UBI which now will be part of the AmTrust family, a commercial lines oriented company.

Slide 17 (Catastrophe Exposure Has Been Significantly Reduced)

One area where insurance companies always need to focus is on catastrophe exposure. We have always done a good job in this area, which has come under greater scrutiny by rating agencies and regulators since the Katrina, Rita and Wilma hurricanes of 2005. In the past several years we have focused on reducing our catastrophe exposure by taking certain actions on coastline exposures from Texas all the way up to the New England coast. These actions included reducing rooftop concentrations, raising hurricane deductibles, introducing a wind exclusion and increasing premium rates. We have also carefully evaluated our exposure to the property pools in each coastal state by considering the credits to a company’s participation that the pool offers for writing coastal dwellings.

We also have purchased additional reinsurance. The reinsurance limits that we have purchased will protect us against a 250 year event.

We believe that these actions are prudent and necessary to protect us from future catastrophic events.

Slide 18 (Unitrin Direct)

Unitrin Direct was a 2001 start-up created to take advantage of the growing importance of selling auto insurance direct to consumers who would prefer this method. Although most consumers still prefer to purchase their personal lines insurance through agents or brokers, direct purchases are becoming increasingly popular. In an attempt to bolster the size of our direct company, two acquisitions have been made – first Kemper Direct in 2002 and Merastar last year which I previously covered. This operation markets its products through the internet, direct mail, radio and television advertising. But growth through these channels is expensive. Last year its marketing efforts were ramped up and $30 million was spent, most of which went directly to the bottom line, after-tax. Although this hurts short-term profitability we did experience a nice jump in PIF or policy in force counts of 16.4% for the fifteen month period ended March 31st of this year. The company has also experienced higher than acceptable loss ratios. This is partly due to the large proportion of new business which typically experiences higher claims than more seasoned business and it’s also partly due to some inadequate pricing in certain geographic areas. We believe that having a direct to consumer capability is important in the personal lines industry and will become even more important as time goes on given the internet savvy of younger generations.

Slide 19 (Insurance Operations Expense Ratios are Down)

To be competitive in the insurance business, an organization must be cost efficient. Low expense ratios can allow for competitive rates while still earning an acceptable return on capital. Therefore we continually look for ways to lower our expense ratios. This chart shows the progress that we have made in recent years. Our life and health insurance operations have experienced significant reductions largely due to consolidations of both home office and field operations and platforms. As this chart shows, its expense ratio was 52.1 in 2003 and this has dropped to 44.6 last year.

Although the combined property and casualty expense ratios have not shown dramatic improvement during this time, when looking at it by company it becomes apparent that the increased marketing expenditures at Unitrin Direct have offset the improvements made at Kemper and Unitrin Specialty. Kemper’s expense ratio has been reduced from 31.1 in 2003 down to 28.6 last year. Unitrin Specialty has also declined from 21.2 in 2003 to 20.6 last year. But during this period, Unitrin Direct has actually increased its expense ratio from 32.5 to 34.5 last year, again largely due to the marketing costs it incurred to spur growth.

On this slide you might notice the large disparity between life & health and property & casualty expense ratios. This is due to the traditional high expense associated with a career agency sales force that collects the premium from consumers in their homes.

Slide 20 (Fireside Bank – Management Actions)

Last year, Fireside Bank broke a string of 25 consecutive profitable years by recording a net loss of $39 million as compared to net income of $26 million in 2006. This loss was the direct result of making a significant addition to its loan loss reserves. Last year we were fortunate to hire Jim Landy, who has solid experience in the industry, as President. Jim brought some fresh ideas to the table and as a result some significant changes have recently been made at Fireside. First off, we strengthened underwriting of loans through the adoption of an improved risk-based-pricing, credit scoring model which is expected to result in the elimination of certain unprofitable tiers of loans. These unprofitable tiers represent approximately 20% of the loans originated in 2007. Next we instituted some expense reduction strategies to allow Fireside to be competitive against larger players in this niche. This resulted in the elimination of two-thirds of Fireside’s California branch offices and the centralization of its eight collection operations into two call centers. We believe that these improvements will return Fireside to profitability and as a commitment to this business, the parent company contributed $52 million to Fireside late last year to replenish Fireside’s capital position.

Slide 21 (CFO’s Remarks)

I’d now like to introduce Eric Draut, Unitrin’s Chief Financial Officer.

Slide 22 (Net Investment Income is Up Significantly)

Thank you Don.

Today I would like to cover our investment portfolio and capital management. On this first slide you can see that investment income has increased steadily over the last five years. Investment income has grown at a 9.4% compound annual growth rate over this time period. The growth is largely due to solid cash flow that increases the amount that we have to invest. Also we recently have invested in higher yielding securities and are also investing out a bit longer to take advantage of the steepening slope of the yield curve.

Investment income did however decline in the first quarter of 2008, compared to the first quarter of 2007, due largely to a decline in value of certain investment funds and lower dividend income from our investments in Northrop.

Slide 23 (Investment Portfolio Overview)

This slide represents a snap-shot look at the investment portfolio at the end of 2007. Our “core” fixed income investments, which represent nearly 56% of our total investments, represent conservative investments which we manage to back our insurance reserves. Investments supporting capital are then invested more aggressively.

Our investments in Northrop Grumman and Intermec are a result of investments made over 25 years ago in Litton Industries. Intermec is a high tech leading provider of data collection and RFID products and services. Northrop is one of the leading defense contractors. Both of these investments have a very low tax basis. We have continued to take advantage of higher Northrop stock prices to reduce our position. Our investment in Northrop increased in value by $102 million in 2007 while we sold $132 million for a net decrease of $30 million on the balance sheet.

Included in “other investments” is our real estate investment portfolio which has increased in recent years primarily as the result of our rolling over taxable gains that were generated from the sale certain long-held real estate investments.

Slide 24 (Fixed Income and Short-term Investments are Conservative)

As you can see by this slide, nearly all of our fixed income and short-term investments are rated investment grade. 67% of our fixed income securities are rated triple AAA and the average rating is AA. The average duration of our portfolio is 5.2 years.

Slide 25 (Non-affiliated Investments – Exposure to U.S. Sub-Prime Remaining Very Small)

Because we own Fireside Bank, a sub-prime auto finance company, we purposefully have not invested in sub prime securities of any kind. We do not have significant investments in securities that are directly or indirectly related to subprime mortgages.

Our investments in collateralized debt obligations or other structured fixed income products, commercial mortgage backed securities, or direct commercial real estate loans are insignificant. Our credit risk is direct – we have no credit default swaps in our investment or insurance product portfolios.

Slide 26 (Solid Balance Sheet)

Our balance sheet remains strong.

Total Assets were $9.4 billion at the end of 2007.

Long Term debt was $560 million. We issued $360 million of ten-year long term notes last May at the very favorable coupon rate of 6%.

Total shareholders’ equity increased by $14 million during 2007 after paying $120 million in dividends to our shareholders and repurchasing $140 million of common stock.

Debt to Total Capital was 19.6% at the end of 2007. That ratio falls to under 19% if the value of our holdings in Intermec, which is accounted for under the equity method of accounting, is marked to market.

Slide 27 (Capital Returned to Shareholders)

As this chart shows, we have increased our dividends paid to shareholders for the each of the past three years. We have also increased our repurchases of Unitrin common stock to take advantage of what we believe are favorable prices. In 2007 we repurchased and retired a little over three million shares of Unitrin common stock at a cost of $139.5 million. In the first quarter of 2008, we repurchased an additional 1.6 million shares at a cost of $57.4 million.

Since Unitrin began as a separate public company in 1990 we have repurchased and retired 62 million shares at a total cost of $1.8 billion.

The funding of dividends and share repurchases comes primarily from dividends that Unitrin receives from its operating subsidiaries, which totaled $240 million in 2007. In addition, the Unitrin Parent Company itself held investments in Northrop with a market value of $342 million at of the end of 2007. Our $325 million revolving credit agreement was undrawn at year-end.

Slide 28 (Total Shareholder Returns)

We believe that we have a solid long-term operating and capital management track record.

Assuming the reinvestment of dividends paid to shareholders, an investment in Unitrin Common Stock made in 1990 is now worth four times that original investment, representing an average annual return of 9.5%.

This concludes my prepared remarks. Now I would like to turn the meeting back over to Dick Vie.

Slide 29 (Unitrin Building Scene)

Mr. Richard C. Vie (Chairman)

Thanks Eric. That concludes the informal part of our meeting and now I would like to open this up to any questions that you might have.